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                                                                    EXHIBIT 4.3B

                                 AMENDMENT NO.1
                                     TO THE
                     AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

                  AMENDMENT NO.1, dated as of December 31, 2002 (this "Amendment"), to the Amended and Restated Shareholders Agreement, dated as of May 12, 2000 (the "Shareholders Agreement"), by and among SOVEREIGN SPECIALITY CHEMICALS, INC. a Delaware corporation (the "Company"), SSCI INVESTORS LLC, a Delaware limited liability company (the "Buyer"), and the shareholders listed on
Schedule I to the Shareholders Agreement (the "Employees"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement.

         WHEREAS, Robert B. Covalt ("Covalt") no longer serves as the Company's Chief Executive Officer;

         WHEREAS, pursuant to the Employee Modification Agreement, dated as of July 24, 2002, by and between the Company and Covalt, the Company agreed to make certain revisions to the Shareholders Agreement;

         WHEREAS, the parties desire to amend the Shareholders Agreement and related arrangements as provided herein;

         NOW, THEREFORE, in consideration of the premises, covenants, representations, warranties and mutual agreements herein set forth, the parties hereto agree as follows:

         SECTION 1. Amendment.

                  1.1. Section 3.2(b) of the Shareholders Agreement is hereby amended and restated as follows:

                  "(b) Investors LLC hereby covenants to Covalt (and not to the other Employee Parties) that: prior to the consummation of the IPO if and so long as the Covalt Family Group beneficially owns at least 5% of the Shares then outstanding on a fully diluted basis (excluding stock options) then Covalt (personally and with no right of substitution) shall be designated to serve on the board of directors of the Company and the board of directors of any Subsidiary of the Company (provided that so long as he is employed by the Company he shall be Chairman of the Board of the Company and Chairman of the Board of each domestic Subsidiary of the Company) and at each meeting of shareholders at which the election of directors is on the agenda, the Company shall recommend to the shareholders of the Company Covalt's election as director and the Investors LLC Parties shall vote their Shares in favor of such election. Notwithstanding the foregoing, at such time




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                  as Covalt shall no longer be employed by the Company, Covalt will be removed from the Board of Directors and all boards of any Subsidiary of the Company and shall no longer have any rights pursuant to this Section 3.2 if either (X) Covalt is Terminated by the Company for Cause or (Y) Covalt is in Competition."

                  1.2. Section 6.4 of the Shareholders Agreement is hereby amended and restated as follows:

                  "Section 6.4. Amendment. This Agreement may be amended by the parties hereto at any time, provided that no amendment shall be made which by law requires the further approval of stockholders of the Company without obtaining such further approval (provided that each Employee Party accepts and agrees that Covalt may enter into additional agreements with the Company and Investors LLC which may modify his rights and obligations hereunder.) This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Company, Investors LLC (or if Investors LLC is not a shareholder of the Company, Investors LLC Parties constituting a majority of the Shares held by the Investors LLC Parties) and Persons representing a majority of the Shares held by the Employee Parties other than Covalt."

         SECTION 2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Shareholders Agreement shall remain in full force and effect in all respects.

         SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Employee Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such Delaware courts and agrees not to plead or claim that such litigation brought in any such Delaware court has been brought in an inconvenient forum.

         SECTION 4. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Amendment, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         SECTION 5. Headings. Headings of the Sections of this Amendment are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.





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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

                                      SOVEREIGN SPECIALTY CHEMICALS,
                                      INC.



                                      By:
                                      Name:
                                      Title:



                                      SSCI INVESTORS LLC



                                      By:
                                      Name:
                                      Title:


                                      /s/ Robert B. Covalt
                                      ------------------------
                                      Robert B. Covalt










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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.


                                      SOVEREIGN SPECIALTY CHEMICALS,
                                      INC.



                                      By: /s/ Terry D. Smith
                                         -------------------------
                                      Name:  Terry D. Smith
                                      Title: VP & Chief Financial Officer


                                      SSCI INVESTORS LLC
                                      By: SSCI Investors LP
                                          By: AEA SSC Investors Inc.,
                                              its General Partner


                                      By: /s/ Christine J. Smith
                                         --------------------------
                                      Name:  Christine J. Smith
                                      Title: Vice President



                                      -----------------------------
                                      Robert B. Covalt









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